[Exhibit 99.1 - Press Release]

PREMIER DEVELOPMENT & INVESTMENT, INC. EXECUTES SALE AND DIVESTURE OF ITS COUNTRYWIDE REALTY SERVICES, INC. DIVISION

Reports Updated Revenue and Earnings Guidance Projections for 2005

Dallas, TX. - May 17, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN), announces that it has sold back its ownership of Netex Financial Services, Inc. d/b/a Countrywide Realty Services to Joseph Machado, Countrywide's original owner. In an agreement executed with an effective date of April 1, 2005, Premier Development and Investment in exchange for its title and interest in Countrywide received back 400,000 restricted and 100,000 free trading shares of Premier Development & Investment, Inc. common stock in the transaction.

The board of Premier Development chose to then retire the 500,000 shares of common stock and had its transfer agent cancel these shares. Currently the company has 67,924,069 shares issued and outstanding after the cancellation as of May 16, 2005.

Eric Boyer, President of Premier commented on the sale by stating, " Unfortunately the operating results experienced from the Countrywide Realty division were a disappointment from a revenue standpoint. Management felt it best to place its focus and resources on the Players Grille restaurant operations, which have exceeded expectations. We are pleased that we have been able to bring yet another share reduction to our shareholders as a result of the closing of this transaction."

As a result of the divestiture of the Countrywide Realty Services division Premier Development has issued update revenue and earnings guidance for fiscal year 2005. The company estimates it will achieve revenues of between $1,250,000 and $1,750,000 and earnings of between $100,000 to $275,000 for the year.

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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